Exhibit 99.1

Contact: Mark Polzin
or John Hastings
(314) 982-1700

EMERSON REPORTS STRONG SECOND-QUARTER 2006 RESULTS

•	Sales increased 15 percent to $4.9 billion
•	Earnings per share increased 27 percent to $1.05
•	Operating cash flow increased 24 percent to $549 million
•	Full year 2006 earnings per share target raised to $4.25 to $4.35

ST. LOUIS, May 2, 2006 – Emerson (NYSE: EMR) announced net sales for the second quarter ended March 31, 2006 were $4.9 billion, an increase of 15 percent over the $4.2 billion reported in the prior year. Net earnings for the second quarter increased 25 percent to $434 million, or $1.05 per share. This represents a 27 percent increase in earnings per share from the $0.83 earned in the same period last year. For the six months ended March 31, 2006 sales were $9.4 billion, a 15 percent increase from the same period last year. This helped to generate earnings per share of $2.01 for the first six months of 2006, a 31 percent increase from the prior year.

The Company achieved underlying sales growth of 14 percent in the quarter, excluding the impact of unfavorable exchange rates (2 percent) and growth from acquisitions (3 percent). This exceptional sales growth demonstrates the superior growth profile of Emerson’s businesses, with sales growth in all five business segments and double-digit increases from four of the five segments, as shown below:

	Quarter Ended March 31,
(dollars in millions)	2005	2006	% Change
Sales:
Process Management	$1,009	$1,143	13%
Industrial Automation	799	931	17%
Network Power	765	1,004	31%
Climate Technologies	775	852	10%
Appliance and Tools	1,011	1,072	6%
	4,359	5,002
Eliminations	(132)	(150)
Net Sales	$4,227	$4,852	15%

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“Emerson’s second quarter performance is a continuation of the very strong results achieved over the last year and is due to our continued focus on the eight strategic initiatives that are driving exceptional organic growth,” said David N. Farr, chairman, chief executive officer and president. “Global economic conditions continue to provide a favorable background for Emerson’s businesses. Our solid strategic position across the markets we serve and the dedication of thousands of employees all over the world helped make these great results possible,” Farr said.

“Our second quarter operating profit margin improved to 15.0 percent from 14.4 percent in the prior period. Margins improved in four of the five business segments, largely as a result of leverage on the volume increases and benefits from prior restructuring activities, which were partially offset by higher pension costs. Pretax margins improved to 12.9 percent from 11.8 percent in the prior period. Emerson’s procurement organization is sharply focused on containing the inflationary pressures on key commodities, namely steel, copper, and aluminum. This continues to be a challenge and requires that we initiate selective price increases in order to help offset material increases.”

Segment Highlights

•

The strength of the Process Management offering is shown by the continued strong order growth, which we have converted into strong sales performance over the last 18 months. During the second quarter, Process Management was awarded a contract in the United States to provide automated control systems for three BP refinery upgrades and also entered a seven-year agreement with Suncor to automate its North American facilities.

•	Industrial Automation experienced very strong growth in the quarter, with favorable dynamics in all major geographic regions, especially the United

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States and Europe. Robust activity in the oil, gas, mining, and metals markets drove growth in the alternator, electrical distribution, and mechanical power transmission businesses.

•

Network Power had another exceptional quarter as the leverage of a 31 percent increase in sales to the computing and telecommunications markets boosted operating profits. The segment is positioned for further growth, and recent acquisitions of Knürr AG and Artesyn Technologies strengthen its position.

•

The final conversion during the quarter to the new 13-SEER air-conditioning standard boosted U.S. sales for Climate Technologies. Sales in Europe also increased, but the benefits of higher sales volumes were more than offset by higher commodity costs and increased restructuring expenses.

•

Appliance and Tools had solid sales and margin performance in the quarter. The tools and storage business delivered strong growth driven largely by demand in the non-residential construction markets. The segment margin benefited from prior cost reduction efforts and leverage on the increased sales.

Balance Sheet / Cash Flow

Operating cash flow was $549 million in the second quarter of 2006, an increase of 24 percent from the second quarter of 2005. The increase was driven by the earnings growth in the quarter and continued execution on working capital improvement programs. Emerson continues to manage the demands for working capital during this period of strong sales growth. The success of these programs is evidenced by the ratio of trade working capital to sales, which dropped to 18.6 percent in the current quarter compared to 20.2 percent in the same period last year.

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2006 Outlook

The strong order growth and financial performance for the first half of the year has strengthened the outlook for the full year. Emerson now expects consolidated sales growth in the range of 12 percent to 15 percent, driven by strong underlying sales growth (excluding foreign currency translation and acquisitions), which is now expected to be in the range of 10 percent to 12 percent. Based on this higher level of sales we now expect earnings per share in the range of $4.25 to $4.35, an increase over our prior EPS guidance range of $4.10 to $4.30. This updated outlook includes the sales and earnings per share impact of acquiring Artesyn Technologies, which is expected to add sales of approximately $200 million and be dilutive to earnings per share by $0.02 to $0.03 as we integrate Artesyn with our existing embedded power business. Additionally, we expect operating cash flow for the full year of approximately $2.5 billion.

Upcoming Investor Events

On Tuesday, May 2, 2006, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the second-quarter fiscal 2006 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statement to reflect later developments. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended March 31,		Percent
	2005	2006	Change

Net sales	$4,227	$4,852	15%
Less: Costs and expenses
Cost of sales	2,725	3,118
SG&A expenses	893	1,005
Other deductions, net	59	54
Interest expense, net	52	50
Earnings before income taxes	498	625	26%
Income taxes	150	191
Net earnings	$348	$434	25%

Diluted avg. shares outstanding (millions)	420.9	414.5

Diluted earnings per common share	$0.83	$1.05	27%

	Quarter Ended March 31,
	2005	2006
Other deductions, net
Rationalization of operations	$28	$22
Amortization of intangibles	7	10
Other	24	28
Gains	-	(6)
Total	$59	$54

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Six Months Ended March 31,		Percent
	2005	2006	Change

Net sales	$8,197	$9,400	15%
Less: Costs and expenses
Cost of sales	5,283	6,073
SG&A expenses	1,765	1,955
Other deductions, net	111	77
Interest expense, net	106	100
Earnings before income taxes	932	1,195	28%
Income taxes	287	362
Net earnings	$645	$833	29%

Diluted avg. shares outstanding (millions)	421.4	414.0

Diluted earnings per common share	$1.53	$2.01	31%

	Six Months Ended March 31,
	2005	2006
Other deductions, net
Rationalization of operations	$57	$34
Amortization of intangibles	13	19
Other	67	54
Gains	(26)	(30)
Total	$111	$77

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	March 31,
	2005	2006
Assets
Cash and equivalents	$1,606	$604
Receivables, net	3,155	3,404
Inventories	1,907	2,063
Other current assets	478	560
Total current assets	7,146	6,631
Property, plant & equipment, net	2,976	2,990
Goodwill	5,406	5,636
Other	1,735	1,952

	$17,263	$17,209

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$1,569	$412
Accounts payable	1,653	1,867
Accrued expenses	1,736	1,705
Income taxes	149	279
Total current liabilities	5,107	4,263
Long-term debt	2,881	3,132
Other liabilities	1,664	1,867
Stockholders’ equity	7,611	7,947

	$17,263	$17,209

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TABLE 4

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2005	2006
Operating Activities
Net earnings	$645	$833
Depreciation and amortization	276	294
Changes in operating working capital	(284)	(376)
Other	65	117
Net cash provided by operating activities	702	868

Investing Activities
Capital expenditures	(232)	(214)
Purchases of businesses, net of cash & equivalents acquired	(97)	(269)
Other	(16)	13
Net cash used in investing activities	(345)	(470)

Financing Activities
Net increase (decrease) in short-term borrowings	414	(311)
Proceeds from long-term debt	1	5
Principal payments on long-term debt	(17)	(257)
Dividends paid	(349)	(367)
Purchases of treasury stock	(227)	(111)
Other	15	15
Net cash used in financing activities	(163)	(1,026)

Effect of exchange rate changes on cash and equivalents	66	(1)

Increase (decrease) in cash and equivalents	260	(629)

Beginning cash and equivalents	1,346	1,233

Ending cash and equivalents	$1,606	$604

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TABLE 5

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended March 31,
	2005	2006
Sales
Process Management	$1,009	$1,143
Industrial Automation	799	931
Network Power	765	1,004
Climate Technologies	775	852
Appliance and Tools	1,011	1,072
	4,359	5,002
Eliminations	(132)	(150)
Total Emerson	$4,227	$4,852

	Quarter Ended March 31,
	2005	2006
Earnings
Process Management	$154	$190
Industrial Automation	106	131
Network Power	77	119
Climate Technologies	121	125
Appliance and Tools	134	151
	592	716
Differences in accounting methods	35	42
Corporate and other	(77)	(83)
Interest expense, net	(52)	(50)
Earnings before income taxes	$498	$625

	Quarter Ended March 31,
	2005	2006
Rationalization of operations
Process Management	$4	$1
Industrial Automation	4	3
Network Power	10	3
Climate Technologies	3	8
Appliance and Tools	6	7
Corporate	1	-
Total Emerson	$28	$22

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TABLE 6

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Six Months Ended March 31,
	2005	2006
Sales
Process Management	$1,971	$2,240
Industrial Automation	1,595	1,791
Network Power	1,538	1,943
Climate Technologies	1,379	1,600
Appliance and Tools	1,949	2,112
	8,432	9,686
Eliminations	(235)	(286)
Total Emerson	$8,197	$9,400

	Six Months Ended March 31,
	2005	2006
Earnings
Process Management	$284	$366
Industrial Automation	226	274
Network Power	144	227
Climate Technologies	207	227
Appliance and Tools	253	271
	1,114	1,365
Differences in accounting methods	68	82
Corporate and other	(144)	(152)
Interest expense, net	(106)	(100)
Earnings before income taxes	$932	$1,195

	Six Months Ended March 31,
	2005	2006
Rationalization of operations
Process Management	$9	$3
Industrial Automation	8	5
Network Power	22	6
Climate Technologies	5	9
Appliance and Tools	12	11
Corporate	1	-
Total Emerson	$57	$34

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles each non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

				Percent
	2005		2006	Change

Second-Quarter Operating Profit
Net Sales	$4,227		$4,852	15%
Cost of Sales	2,725		3,118
SG&A Expenses	893		1,005
Operating Profit (Non-GAAP)	609		729	20%
OP % (Non-GAAP)	14.4%		15.0%
Other Deductions, Net	59		54
Interest Expense, Net	52		50
Pretax Earnings	$498		$625	26%
Pretax Earnings %	11.8%		12.9%

	Expected
	Fiscal 2006
Net Sales
Underlying Sales (Non-GAAP)	10 – 12%
Fgn. Currency Translation / Acquisitions	2 – 3	pts
Net Sales	12 – 15%

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